China Shen Zhou Reports Fiscal 2010
Financial Results

Press Release Source: China Shen Zhou Mining & Resources, Inc. On Tuesday March 29, 2011, 9:32 am EDT

BEIJING, March 29, 2011 /PRNewswire-Asia-FirstCall/ -- China Shen Zhou Mining & Resources, Inc. ("China Shen Zhou" or the "Company") (NYSE Amex: SHZ), a Company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced financial results for the fourth quarter and fiscal year ended December 31, 2010.

2010 Fourth Quarter Financial Highlights

•	Revenues reached $4.9 million from $1.1 million in the 2009 fourth quarter,

•	Gross margin was 15.2%,

•	Cash and equivalents were $1.55 million.

Ms. Xiaojing Yu, the Chairwoman and CEO, commented, "The 2010 year has been a transition as we have brought new processing capacity on line, better defined our assets and the Chinese government's new policies are forcing a realignment of the fluorite industry.  As we possess the largest fluorite mine in Northern China, we are well positioned to benefit from the new regulations and policies. We experienced strong sales growth in the second half of 2010 and we believe 2011 will be an even better year."

Fourth Quarter Financial Results

For the fourth quarter of 2010, net sales were $4.9 million, a $3.8 million increase from $1.1 million in the same quarter of 2009. Net sales grew due to higher commodity prices, particularly fluorite, and processing a much larger amount of fluorite ore in the 2010 fourth quarter to develop greater tonnage of fluorite lumps and powder.

Gross profit was $741,000 for the fourth quarter of 2010, a difference of $951,000 from a gross loss of $210,000 in the 2009 fourth quarter. The profit increase was mainly due to soaring fluorite prices and the use of the larger processing plant which had started operation since August 2010.

Selling expenses in the fourth quarter of 2010 were $37,000, as compared to $24,000 in the 2009 fourth quarter. Selling expenses as a percentage of total net sales were 0.8% as compared to 2.1% in the fourth quarter of 2009.

General & Administrative ("G&A") expenses in the fourth quarter of 2010 were $1.1 million compared with $2.7 million in the 2009 fourth quarter. G&A expenses as a percentage of total net sales were 22.5%.

An impairment provision for doubtful accounts was $0.4 million, inventory available for sale investment was $0.3 and mining assets in the fourth quarter of 2010 were $1.4 million respectively as compared to a total of $0.49 million in the 2009 fourth quarter.

Operating expenses in the fourth quarter of 2010 were $3.1 million compared with $2.7 million in the 2009 fourth quarter.

The operating loss in the 2010 fourth quarter was $2.4 million versus a loss of $2.9 million in the 2009 fourth quarter.

Other, net was $147,000 in the 2010 fourth quarter versus a loss of $11,000 in the 2009 fourth quarter.

Net loss attributable to stockholders for the fourth quarter of 2010 was $2.5 million compared with net profit attributable to stockholders of $9.2 million in the 2009 fourth quarter as a result of an almost $14 million gain on the extinguishment of convertible debt.

Fiscal Year 2010 Results

2010 Financial Highlights

•	Revenues increased by 177%,

•	Gross margin rose to 25.9%,

•	The net loss attributable to stockholders was $3.4 million.

Revenue was $11.6 million for the fiscal year 2010, a 177% increase compared with the net sales of $4.2 million in 2009. Fluorite powder production was approximately 29,000 metric tons in 2010 versus approximately 12,000 metric tons in 2009. The average price for fluorite rose over 45% to $164 per metric ton in 2010 compared with $113 per metric ton in 2009. Performance of the nonferrous metals segment improved dramatically in 2010 as the Xingzhen mine restarted in May 2010. Xingzhen Mining processed 77,241 metric tons of ores to produce 3,129 metal tons of zinc concentrate and 155 metal tons of copper concentrate, and sold 2,538 metric tons of zinc concentrate and 115 metric tons of copper concentrate the year ended December 31, 2010. While in 2009, the Xingzhen Mining was in trial production.

Gross profit for the fiscal year 2010 increased by approximately $2.8 million to $3.0 million from $0.26 million in the 2009 fiscal year. Both fluorite and nonferrous metal segments demonstrated significant growth in gross profit. Gross margin increased to 25.9% in 2010 due to the rising price of fluorite and the growing use of a new large processing plant.

Selling and distribution expenses rose slightly to $104,000 and represented less than 1% of sales in 2010.

General and administrative expenses in 2010 declined to $4.1 million from $5.8 million in 2009.

Interest expense was $0.59 million in 2010 versus almost $3.0 million in 2009 as the Company's convertible bonds were repurchased in late 2009.

The net loss attributable to stockholders was a loss of $3.3 million, or basic and diluted loss per share of $0.11 in 2010 as compared with a net profit of $3 million, or earnings per share of $0.13 for 2009. The 2009 year included an almost $14 million gain on the extinguishment of convertible debt.

At December 31, 2010, the Company had cash and cash equivalents of $1.5 million compared with $333,000 at December 31, 2009. Total liabilities and stockholders' equity grew to $44.2 million from $41.2 million at the end of 2009.

Recent Developments

On March 16, 2011, Mr. Steven Wang resigned as CFO of China Shen Zhou Mining & Resources, Inc. for personal reasons.  There were no disagreements between him and the Company on any matter that resulted in his resignation. Mr. Jiayin Zhu was appointed as CFO by the Board of Directors. Most recently, Mr. Zhu held the position of Financial Manager with the Company from June of 2010 until his appointment as CFO.  Previously, Mr. Zhu held the positions of Deputy Financial Manager and Accountant with the Company.  Mr. Zhu received his master degree in management from Liaoning Technical University in 2008.  Mr. Zhu received his bachelor's degree in economics from Central China Normal University in 2005.

On January 19, 2011, China Shen Zhou Mining & Resources, Inc. agreed to sell to certain institutional investors, pursuant to a securities purchase agreement, 2,836,883 shares of the Company's common stock and warrants to purchase up to 851,066 shares in a registered direct public offering.  The Offering was effected as a takedown from the Company's shelf registration statement on Form S-3 (File No. 333-171243) pursuant to a prospectus supplement filed with the U.S. Securities and Exchange Commission. The Company will receive aggregate gross proceeds, before deducting fees to the placement agent and other estimated offering expenses payable by the Company, of approximately $20 million.

On January 13, 2011, China Shen Zhou announced that its subsidiary Xingzhen Mining Ltd. ("Xingzhen") signed an equity transfer agreement to acquire a 55% equity position in Xinyi. Payment under the agreement consists of RMB 50 million (approximately US$ 7.58 million) in China Shen Zhou's common shares and RMB 15 million (approximately US$ 2.27 million) in cash.  Under the agreement, Xingzhen, together with two individual investors also agreed to pay an additional RMB 28 million (approximately US$ 4.24 million) to Xinyi including RMB 20 million (US$ 3.03 million) for the renovation of Xinyi's mining facilities.  The management of China Shen Zhou hopes the new entity could produce approximately 35,000 metric tons of fluorite powder to generate about $10 million in revenue and between $5 million to $6 million of net income in 2011.

On November 16, 2010, Mr. Yang Youming resigned from the position of director of China Shen Zhou Mining & Resources, Inc. Mr. Yang had no disagreements with the Company prior to his resignation.  On November 16, 2010, to replace Mr. Yang, Mr. Li Liancheng was appointed a new director of the Company and the Chair of the Compensation Committee.  Mr. Li brings over 20 years working experience in senior management and technology research and development. From 2005 to present, as senior engineer, Mr. Li served as the vice-director of Information Center of Tianjin Chemical Research & Design Institute of China National Offshore Oil Corp.  Mr. Li holds a bachelors degree in chemical engineering from Zhengzhou Institute of Technology.

Business Outlook

For the 2011 year, net revenues are expected to rise to an estimated $38.0 million with an estimated $11.0 million in net income.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province;（c）zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov .

Contact Information

Kevin Theiss/Min Liu
Investor Relations
Grayling
Tel: +1-646-284-9409
kevin.theiss@grayling.com
min.liu@grayling.com

CHINA SHEN ZHOU MINING & RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Audited, Amounts in thousands, except share data)

	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$1,546	$333
Accounts receivable, net	162	302
Prepayment for office rent	82	-
Other deposits and prepayments, net	851	855
Inventories	7,243	3,721
Restricted assets	115	740
Total current assets	9,999	5,951

Prepayment for office rent	-	280
Available for sale investment	-	146
Property, machinery and mining assets, net	34,193	34,902
Total assets	$44,192	$41,279

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,482	$4,694
Short term bank loans	8,061	3,603
Other payables and accruals	6,163	6,667
Taxes payable	644	333
Total current liabilities	17,350	15,297

Long term loans	2,630	-
Due to related parties	2,439	2,297
Total liabilities	22,419	17,594

STOCKHOLDERS' EQUITY:
Common Stock ($0.001 par value; 50,000,000 shares authorized;
27,974,514 shares and 27,214,514 shares issued and outstanding
as of December 31, 2010 and 2009, respectively	28	27
Additional paid-in capital	29,508	28,518
PRC statutory reserves	1,672	1,672
Accumulated other comprehensive income	4,357	3,839
Accumulated deficit	(13,630)	(10,342)
Stockholders' equity - China Shen Zhou Mining & Resources, Inc. and Subsidiaries	21,935	23,714
Noncontrolling interest	(162)	(29)
Total stockholders' equity	21,773	23,685
Total liabilities and stockholders' equity	$44,192	$41,279

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2010	2009	2010	2009
	Unaudited	Unaudited	Audited	Audited

Net revenue	$4,890	$1,132	$11,612	$4,192
Cost of sales	4,149	1,341	8,604	3,934
Gross profit	741	(209)	3,008	258

Operating expenses:
Selling and distribution expenses	37	24	104	94
General and administrative expenses	1,102	2,638	4,145	5,804
Provision for doubtful accounts	355	15	355	15
Impairment provision for inventories	287	34	287	34
Impairment provision for mining assets	1,354	-	1,354	-
Total operating expenses	3,135	2,711	6,245	5,947

Net income (loss) from operations	(2,394)	(2,920)	(3,237)	(5,689)

Other income (expense):
Interest expense	(202)	(96)	(589)	(2,989)
Gain on convertible debt extinguishment	-	13,959	-	13,959
Provision for available investment	(148)	-	(148)	-

Other, net	147	(11)	553	98
Total other income	(203)	13,852	(184)	11,068

Income (loss) from continuing operations before income taxes	(2,597)	10,932	(3,421)	5,379

Income tax expenses	-	(200)	-	(200)

Income (loss) from continuing operations	(2,597)	10,732	(3,421)	5,179

Discontinued operations :
Loss from operations of discontinued component, net of taxes	-	(80)	-	(740)
Loss on disposal of discontinued subsidiary, net of taxes	-	(1,476)	-	(1,476)
Income from discontinued operations	-	(1,556)	-	(2,216)

Net income (loss)	(2,597)	9,176	(3,421)	2,963
Less: Noncontrolling interests attributable to the noncontrolling interests	111	29	133	51
Net income (loss) - attributable to China Shen Zhou Mining & Resources, Inc. and Subsidiaries	(2,486)	9,205	(3,288)	3,014

Other comprehensive income:
Foreign currency translation adjustments	177	(397)	518	(181)
Comprehensive income (loss)	$(2,309)	$8,808	$(2,770)	$2,833

Net income (loss) per common share – basic and diluted
From continuing operations	(0.09)	0.48	(0.11)	0.23
From discontinued operations	-	(0.07)	-	(0.10)
	$(0.09)	$0.41	$(0.11)	$0.13

Weighted average common shares outstanding
- Basic and Diluted	27,975	22,338	27,902	22,324

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Audited, Amounts in thousands, except share data)

	For the Year Ended December 31,
	2010	2009

Cash flows from operating activities:
Net (loss) income	$(3,288)	$3,014
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from operations of discontinued component, net of income tax benefits	-	740
Loss on sale of discontinued operations, net of income taxes	-	1,476
Gain on sale of repurchase convertible notes	-	(13,959)
Provision for doubtful accounts	355	15
Impairment provision for inventories	287	34
Provision for available for sale investment	148	-
Impairment provision for mining assets	1,354	-
Depreciation and amortization	2,492	2,514
Fair value adjustment of warrants	-	7
Loss on disposal of property, machinery and mining assets	-	15
Accrual of coupon interests and accreted principal	-	1,169
Amortization of deferred financing costs	-	1,207
Amortization of debt issuance costs	-	318
Noncontrolling interests	(133)	(51)
Forgiveness of payroll payables	(300)	-
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	48	244
Other deposits and prepayments	(220)	256
Prepayment for office rent	198	225
Inventories	(3,687)	(797)
Restricted assets	649	(740)
Increase (decrease) in -
Accounts payable	(2,366)	1,224
Other payables and accruals	434	2,028
Taxes payable	300	(82)
Net cash used in operating activities from continuing operations	(3,729)	(1,143)
Net cash used in operating activities from discontinued operations	-	(33)
Net cash used in operating activities	(3,729)	(1,176)
Cash flows from investing activities:
Purchases of property, machinery and mining assets	(2,103)	(2,520)
Sales of property, machinery and mining assets	75	1,987
Net cash used in investing activities from continuing operations	(2,028)	(533)
Net cash provided by disposal of discontinued operations	-	8,200
Net cash (used in) provided by investing activities	(2,028)	7,667
Cash flows from financing activities:
Repayment at the convertible notes	-	(8,000)
Due to related parties	67	(193)
Repayment at short-term bank loans	(5,036)	(2,518)
Proceeds from short-term bank loans	12,142	4,362
Net cash provided by (used in) financing activities	7,173	(6,349)
Foreign currency translation adjustment	(203)	(9)

Net increase in cash and cash equivalents	1,213	133

Cash and cash equivalents at the beginning of the year	333	200
Cash and cash equivalents at the end of the year	$1,546	$333

Non-cash investing and financing activities
Shares issued to employees as share based compensation	$753	$-

Supplemental disclosures of cash flow information: